UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): June 28, 2013

UNIFIED GROCERS, INC.

(Exact name of registrant as specified in its charter)

California	000-10815	95-0615250
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5200 Sheila Street, Commerce, CA 90040

(Address of principal executive offices) (Zip Code)

(323) 264-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment and Restatement of Credit Facility

On June 28, 2013, Unified Grocers, Inc. (the “Company,” “Unified,” “us” or “we”) entered into an Amended and Restated Credit Agreement dated as of June 28, 2013 (the “Credit Agreement”), among the Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”), and the other agents party thereto. The Credit Agreement amends and restates the existing credit agreement dated as of October 8, 2010, as amended, restated, supplemented or otherwise modified from time to time prior to June 28, 2013 (the “Prior Credit Agreement”). The Credit Agreement provides for a revolving credit facility with total commitments in the principal amount of $275,000,000 (the “Revolver”) and a term loan in the amount of $40,890,000 (the “Term Loan”). Borrowings under the Revolver may be made as revolving loans, swing line loans or letters of credit. Certain capitalized terms used in this description of the Credit Agreement have the meanings given to them in the Credit Agreement.

The aggregate commitments under the Credit Agreement may be increased from time to time, either through any of the existing lenders increasing its commitment or by means of the addition of new lenders, up to a maximum commitment of $400,000,000. While the consent of the lenders as a group is not required to any such increase, no lender is required to increase its own commitment to the Credit Agreement.

The Credit Agreement matures the earlier of June 28, 2018 (“Original Maturity Date”), or 90 days prior to the scheduled January 1, 2016 maturity (as such scheduled maturity date may be extended) of the Amended and Restated Note Purchase Agreement dated as of January 3, 2006, as amended, among the Company and the current noteholders and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”), acting in its capacity as collateral agent for the current noteholders (“Hancock Debt”), unless the Hancock Debt has been repaid, refinanced (including by exchange) or defeased. The purpose of the Revolver is to finance working capital and other general corporate needs, which may include capital expenditures and Permitted Acquisitions. The purpose of the Term Loan is for the repayment of a portion of the Hancock Debt, and for payment of fees and expenses related to the payment of the Hancock Debt (see “Amendment of Senior Notes with Partial Repayment” below). The Term Loan is subject to prepayment, if any appraisal of the Term Loan Real Estate shows the outstanding balance of the Term Loan exceeds 60% of the appraised value of the Term Loan Real Estate, in the amount of such excess.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries, excluding its finance and insurance subsidiaries, and are secured by grants of security interests in the accounts receivable, inventory, deposit accounts and certain related collateral (subject to exceptions) of the Company and the guarantor subsidiaries, and in certain real property that is concurrently being released by John Hancock (see “Amendment of Senior Notes with Partial Repayment” below). The obligations are also senior to the rights of the Company’s members with respect to Partially Subordinated Patrons’ Deposit Accounts and patronage dividend certificates, if any.

The Revolver provides for loans up to the lesser of (i) the Maximum Revolver Amount less the sum of any outstanding letter of credit usage plus swing line loans plus reserves as may be established by the Administrative Agent or (ii) the amount equal to the Borrowing Base at such date (based upon the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent) less the sum of any outstanding letter of credit usage plus any outstanding swing line loans. The Borrowing Base is calculated as 85% of all Eligible Accounts (primarily accounts receivable) less any Dilution Reserve, plus the lesser of (a) 70% of Eligible Inventory or (b) 90% of the Net Recovery Percentage of Eligible Inventory, less reserves, if any, established by the Administrative Agent.

Borrowings under the Revolving Loan Commitment and Term Loan bear interest at an interest rate determined by reference either to the Base Rate or to the Eurodollar Rate with the rate election made by the Borrower at the time of the borrowing or at any time Borrower elects to continue or convert a Loan or Loans, while swing loan borrowings bear interest at an interest rate determined by reference to the Base Rate. Revolving Loans that are Base Rate Loans will bear interest margins of between 0.50% per annum and 1.00% per annum, dependent upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been filed. Revolving Loans that are Eurodollar Rate Loans will bear interest margins of between 1.50% per annum and 2.00% per annum, based upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been filed. Amounts of the Term Loan that are Base Rate Loans will bear an interest margin of 1.00% per annum; amounts of the Term Loan that are Eurodollar Loans will bear an interest margin of 2.00% per annum. Amounts available under Letters of Credit bear fees of 0.125% per annum plus the applicable Eurodollar Rate Margin for Revolving Loans. Undrawn portions of the commitments under the Credit Agreement bear commitment fees at a rate of either 0.25% per annum or 0.375% per annum, also dependent upon the Company’s Average Excess Availability.

The Company will be subject to certain financial covenants during the occurrence of a Financial Covenant Period. A Financial Covenant Period (a) commences when (i) an Event of Default occurs, (ii) Excess Availability is less than the greater of (A) $35 million and (B) 12.7272% of the Maximum Revolver amount for a period of five consecutive Business Days or (iii) Excess Availability is less than the greater of (A) $30 million and (B) 10.9090% of the Maximum Revolver Amount at any time and (b) continues until a period of 30 consecutive Business Days has elapsed during which at all times (i) no Event of Default exists and (ii) Excess Availability is equal to or greater than the greater of (A) $35 million and (B) 12.7272% of the Maximum Revolver Amount. During a Financial Covenant Period, the Company is obligated to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, measured as of the end of the most recent Fiscal Month for which financial statements have been delivered prior to the date on which a Financial Covenant Period first begins and as of each Fiscal Month end while the Financial Covenant Period is in effect.

The Credit Agreement imposes financial conditions on the Company’s redeeming any of its Class A Shares, Class B Shares and Class E Shares and paying cash dividends on Class E Shares (other dividends being generally prohibited), and prohibits distributions to shareholders and any repurchase of shares when an Event of Default has occurred and is continuing. The Credit Agreement also places certain restrictions on the payment of patronage dividends should an Event of Default occur. Events of Default include, but are not limited to, the failure to pay amounts due to lenders, violation of covenants, the making of false representations and warranties and specified insolvency-related events, subject to specified thresholds, cure periods and/or exceptions.

The Credit Agreement omits a financial covenant that had been provided for in the Prior Credit Agreement relating to the Consolidated Total Funded Debt to EBITDAP Ratio (as that term was defined in the Prior Credit Agreement).

The Company is subject to negative covenants limiting permitted indebtedness, contingent obligations, liens, investments, acquisitions, restricted payments and certain other matters. The Credit Agreement adds financial conditions to the permitted investment by the Company of up to $15 million in Grocers Capital Company.

Amendment of Senior Notes with Partial Repayment

On June 28, 2013, the Company also entered into the seventh amendment (“Seventh Amendment”) of the Company’s Amended and Restated Note Purchase Agreement, as amended (the “Notes Agreement”), with the current noteholders and John Hancock, acting in its capacity as collateral agent for the current noteholders (the “Noteholders”). Certain capitalized terms used in this description of the Notes Agreement have the meanings given to them in the Notes Agreement. The Seventh Amendment releases the liens held by the Noteholders on certain real properties (the mechanized distribution center in Commerce, California and the dairy facility in Los Angeles, California) of the Company, provides for modifications to and deletions of certain financial covenants, including the deletion of a financial covenant that had been previously provided for relating to the maximum permitted Indebtedness to Consolidated EBITDAP Ratio, and modifies the interest rates related to the Tranche A Notes and Tranche B Notes issued under the Notes Agreement. The released properties now are collateral security for the lenders party to the Credit Agreement. In exchange, the Company paid the Noteholders $50,000,000 plus all accrued and unpaid interest on the prepayment and paid the applicable Make-Whole Amount, $9.4 million, as calculated per the Notes Agreement, as well as an amendment fee of 0.5% of the outstanding principal balance of the Notes after giving effect to the prepayment contemplated by the Seventh Amendment. The prepayment was applied first to the Tranche C Notes (paid in full) with the remainder applied to the Tranche B Notes. The Seventh Amendment increases the fixed interest rate, effective July 1, 2013, for the Tranche A Notes to 7.907% per annum until the maturity date. The fixed interest rate for the unpaid portion of the Tranche B Notes, effective July 1, 2013, will increase to 7.171% per annum until the maturity date.

Exhibits – Incorporation by Reference

Copies of the Credit Agreement (and primary ancillary documents) and the Seventh Amendment are attached hereto as Exhibit 99.1 through Exhibit 99.5 and are incorporated herein by this reference. The foregoing description of the Credit Agreement and Seventh Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The terms of the direct financial obligations are summarized in Item 1.01 of this Form 8-K and are incorporated herein by this reference.

Item 7.01.	Regulation FD Disclosure

On July 2, 2013, the Company issued a press release announcing that it had entered into the two agreements described in Item 1.01. A copy of the press release is furnished as Exhibit 99.6 hereto and is incorporated herein by this reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.6 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Amended and Restated Credit Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., the lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent.

99.2	Amended and Restated Subsidiary Guaranty, dated as of June 28, 2013, by Crown Grocers, Inc., Market Centre and Unified International, Inc. in favor of Wells Fargo Bank, National Association, as agent for and representative of the Lenders (defined therein) and the other Beneficiaries (defined therein).

99.3	Amended and Restated Security Agreement, dated as of June 28, 2013, by and among Unified Grocers, Inc., Crown Grocers, Inc., Market Centre, Unified International, Inc. and Wells Fargo Bank, National Association, as Secured Party (defined therein).

99.4	Form of Deed of Trust with Assignment of Rents and Fixture Filing made as of June 28, 2013 by Unified Grocers, Inc., as trustor, in favor of Wells Fargo Bank, National Association, as administrative agent for itself and the other Lenders (defined therein), as beneficiary.

99.5	Seventh Amendment to Amended and Restated Note Purchase Agreement, dated as of June 28, 2013, among Unified Grocers, Inc., the Noteholders listed on the signature page thereto and John Hancock Life Insurance Company (U.S.A.), as collateral agent.

99.6	Press release issued July 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2013	UNIFIED GROCERS, INC.

	By	/s/ HARRY H. DEMAS
Harry H. Demas
General Counsel and Secretary